Exhibit 99.1

ProShares Announces ETF Reverse Share Split

Bethesda, MD, August 28, 2012—ProShares, a premier provider of alternative exchange traded funds (ETFs), announced today a reverse share split on one of its ETFs, the ProShares Ultra VIX Short-Term Futures ETF (NYSE: UVXY). The reverse split will not change the value of a shareholder’s investment. UVXY is the only ETF in the United States offering magnified exposure to VIX futures.

UVXY will reverse split shares 1-for-10. The reverse split will apply to shareholders of record as of the close of the markets on September 6, 2012. The fund will trade at its post-split price on September 7, 2012. The ticker symbol for the fund will not change. The fund will be issued a new CUSIP number.

Ticker	Fund	Split Ratio	Old CUSIP	New CUSIP
UVXY	ProShares Ultra VIX Short-Term Futures ETF	1:10	74347W544	74347W411

The reverse split will increase the price per share of the fund with a proportionate decrease in the number of shares outstanding. For example, for a 1-for-10 reverse split, every 10 pre-split shares held by a shareholder will result in the receipt of one post-split share, which will be priced 10 times higher than the net asset value (“NAV”) of a pre-split share.

Fractional Shares from Reverse Splits

For shareholders who hold quantities of shares that are not an exact multiple of the reverse split ratio (for example, not a multiple of 10 for a 1-to-10 reverse split), the reverse split will result in the creation of a fractional share. Post-reverse split fractional shares will be redeemed for cash and sent to your broker of record. This redemption may cause some shareholders to realize gains or losses, which could be a taxable event for those shareholders.

Illustration of a Reverse Split

The following table shows the effect of a hypothetical 1-for-10 reverse split:

	Period # of Shares Owned	Hypothetical NAV	Value of Shares
Pre-Split	1,000	$10.00	$10,000.00
Post-Split	100	$100.00	$10,000.00

About ProShares

Offering the nation’s largest lineup of alternative ETFs, ProShares enables investors to go beyond the limitations of conventional investing and meet today’s market challenges. Each ProShares ETF provides access to an alternative investment strategy delivered with the liquidity, transparency and cost effectiveness of an ETF. ProShares’ lineup of 138 ETFs includes Global Fixed Income, Hedge Strategies, Geared (leveraged and inverse), and Inflation and Volatility ETFs.

Media Contact:

Tucker Hewes, Hewes Communications, Inc., 212-207-9451, tucker@hewescomm.com

Financial Professionals Contact:

ProShares, 866-776-5125, proshares.com

This Ultra ProShares ETF seeks a return that is 2x the return of an index or other benchmark (target) for a single day, as measured from one NAV calculation to the next, before fees and expenses. Due to the compounding of daily returns, UVXY’s returns over periods other than one day will likely differ in amount and possibly direction from the target return for the same period. These effects may be more pronounced in funds with larger or inverse multiples and in funds with volatile benchmarks. Investors should monitor their holdings consistent with their strategies, as frequently as daily. For more on correlation, leverage and other risks, please read the prospectus.

This fund is not an investment company regulated under the Investment Company Act of 1940 and is not afforded its protections. Please read the prospectus carefully before investing. Investing involves risk, including the possible loss of principal. This ProShares ETF is non-diversified and entails certain risks, including risk associated with the use of derivatives (swap agreements, futures contracts and similar instruments), imperfect benchmark correlation, leverage and market price variance, all of which can increase volatility and decrease performance. There is no guarantee any ProShares ETF will achieve its investment objective.

Investing in this ETF involves a substantial risk of loss. This ETF invests in futures. VIX futures are among the most volatile futures contracts. A fund’s exposure to its index may subject that fund to greater volatility than investments in traditional securities, which may adversely affect an investor’s investment in that fund. VIX futures indexes are mean reverting; funds benchmarked to them should not be expected to appreciate over extended periods. Due to defined time periods and other features, VIX futures indexes and funds benchmarked to them can be expected to perform differently than the VIX. This ETF is not suitable for all investors. This fund generates a K-1 tax form.

“Standard & Poor’s,®” “S&P,®” “S&P 500,®” “Standard & Poor’s 500,®” “S&P 500® VIX® Short-Term Futures IndexTM” and “S&P 500® VIX® Mid-Term Futures IndexTM” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by ProShares. “VIX®” is a trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and CBOE has agreed that S&P may use the “VIX®” trademark in the names of the Indexes as licensed to ProShares. ProShares have not been passed on by S&P or CBOE or their respective affiliates as to their legality or suitability. ProShares are not sponsored, endorsed, sold or promoted by S&P or CBOE or their respective affiliates, and S&P and CBOE and their respective affiliates make no representation regarding the advisability of investing in ProShares. THESE ENTITIES AND THEIR AFFILIATES MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO PROSHARES.

This information must be accompanied or preceded by a current ProShares Trust II prospectus (http://www.proshares.com/funds/trust_ii_prospectuses.html). ProShares Trust II (issuer) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by calling toll-free 866.776.5125, or visit ProShares.com.

ProShares are distributed by SEI Investments Distribution Co., which is not affiliated with the fund’s sponsor.

# # #